Exhibit 99.1

NEWS RELEASE

KNIGHT RIDDER

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Reports Third Quarter Earnings

SAN JOSE, Oct. 14, 2004 – Knight Ridder (NYSE:KRI) earned $.99 per diluted share for the third quarter, up 16.5% from $.85 in the third quarter of 2003.

Included in the quarter’s earnings per share is $.11 from the favorable resolution of certain tax exposures from prior years, including interest.

Total advertising revenue for the quarter was $562.9 million, up 3.2% from $545.4 million in the same quarter of 2003. Total operating revenue was $722.2 million, up 2.1% from $707.2 million in the same quarter last year. Total operating profit for the quarter was $134.0 million, up 3.9% from $129.0 million in the third quarter of 2003. Net income of $76.9 million was up 11.2% from $69.1 million in the same quarter the previous year.

Commenting on the results, Knight Ridder Chairman and CEO Tony Ridder said, “We are pleased with the quarter’s strong finish, boosted by September’s very good results. Ad revenue was up 4.3% for the month, exactly the same as in August, with all of the large markets (except Miami) performing well. Ad revenue increases for the month ranged from 2.1% in St. Paul to 9.0% in Charlotte. Likewise, combined revenue for 18 of our mid-sized and smaller newspapers was up 8.0% in September.

“For the quarter, the pattern was similar, with all of the large markets (except Miami) showing ad revenue increases – albeit in a tighter range. In Florida, overall revenue loss from three September hurricanes was greatest in Miami, where revenue for the month was down 4.4% and for the quarter was down 1.7%.

“Cost increases for the quarter were the lowest of the year – up 1.7% on a 3.6% rise in newsprint, ink and supplements. Lower health care costs helped; while we had earlier anticipated their being flat for the year, we now think they will be down. For the quarter, labor and employee benefits were down 0.2%.

“Knight Ridder Digital revenue in the quarter was up 39%, to $29.9 million, with operating profit of $10.7 million (excluding equity losses from partially-owned subsidiaries) almost exactly double what it was in the same quarter last year. Also in the quarter, CareerBuilder maintained its audience lead over both Monster and Hot Jobs, averaging 13.8 million unique visitors in each of the three months, up 112.0% over the same quarter last year. CareerBuilder’s Q3 average visitors were 43% greater than visitors to Hot Jobs, and 19% greater than career-related visitors to Monster.com.

“It is noteworthy that our advertising revenue has improved in each quarter of this year. Likewise, we have seen a sequential decrease in quarterly costs. Looking ahead to the fourth quarter, I expect the revenue pattern to improve somewhat as we remain vigilant on the cost side. A strong focus on both new revenue and cost reduction opportunities targeted by two company-wide task forces is clearly paying off.”

Comment on Operations

Knight Ridder Chief Financial Officer Gary Effren said, “In the third quarter, retail advertising was up 2.0%, national was down 0.9% and classified was up 6.4%. Help wanted was up 15.6%, real estate was up 9.5% and auto was down 3.6%.

“In September, the relatively later Labor Day affected retail and national advertising positively; they were up 4.4% and 5.7%, respectively. But this same ‘Labor Day shift’ affected classified advertising negatively, slowing its growth to 3.5%.

“All of our markets except Miami and Biloxi (both negatively impacted by hurricane-related advertising cancellations) showed ad revenue increases in the quarter.

“In the quarter, retail was strongest in Contra Costa, up 9.4%, and in Philadelphia, up 4.6%. It was soft in San Jose and St. Paul, which both saw declines of 2.8%, and in Miami, down 5.2%. In each case, diminished schedules from large department store advertisers were critical. For the category as a whole, department stores were down 2.9%. Most other segments of the category were also soft, although home furnishings, home improvement and office supplies all showed growth.

“National advertising turned in a mixed performance in the large markets during the quarter. It was up in four markets, down in five. Best performers were Charlotte and St. Paul, up 11.7% and 9.1%, respectively. Philadelphia, Miami, San Jose, Kansas City and Contra Costa were all soft. All but three of the smaller markets showed quarterly increases in national; altogether, they were up 28.5%.

“Among the large categories, telecommunications, computers and pharmaceuticals were up. Airlines, hotels/resorts, car rentals and entertainment were all down significantly.

“Classified for the quarter was up in all the large markets, mostly in the mid to high-single digits.

“Among the large markets, San Jose employment was up 24.5% for the quarter. Philadelphia was up 5.9% for the quarter. The other large markets were up mostly in the mid to high teens.

“In real estate, all large markets except Contra Costa showed gains. Miami and St. Paul were strongest, up 20.3% and 21.3%, respectively.

“Auto continued to disappoint, with several large markets down. Contra Costa and San Jose countered the trend, up 12.8% and 9.8%, respectively, for the quarter. Ft. Worth, Kansas City and Philadelphia were all up slightly.

“Circulation revenue was down 2.9% in the quarter. For the same period, and for the year to date, daily copies were down 0.8% and Sunday copies were down 0.4%, respectively.

“Other revenue was up $1.4 million, or 6.0%, due to a combination of increases in other online revenue, commercial printing, newsprint waste sales and alternate distribution.

“Cost control, as Tony noted, benefited from lower-than-anticipated increases in health care. However, pension expense was up 30.9% for the quarter due to a lower discount rate and a lower return-on-asset assumption from the prior year. The increase in newsprint expense included a 5.6% increase in the average newsprint price per ton on a consumption decrease of 1.3%.

“Below the operating line, we benefited from a 30.2% reduction in interest expense related to the previously mentioned favorable resolution of certain tax exposures from prior years. Losses from equity investees were up $2.9 million, due to increased losses from the

Seattle Times, CareerBuilder and, as anticipated, smaller losses from recent online investments offset by better results from our newsprint mill investments. The effective tax rate for the quarter was 32.9%. For the year as a whole, we are currently projecting a tax rate of 35.7%.”

“During the quarter we repurchased approximately 1.2 million shares of Knight Ridder stock, leaving remaining authorization at quarter’s end to repurchase 5.9 million shares. Shares outstanding at the end of the quarter were 77.0 million.

“Total debt at quarter end was $1.552 billion. Cash and cash equivalents at the end of the quarter were $35.4 million.”

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Knight Ridder’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.

Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 8.7 million daily and 12.6 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 100 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

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For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.

KNIGHT RIDDER

CONSOLIDATED STATEMENT OF INCOME

(Unaudited, in thousands, except per share data)

	Quarter Ended		Three Quarters Ended
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003
OPERATING REVENUE
Advertising
Retail	$251,609	$246,741	$761,378	$755,405
National	87,669	88,468	279,153	277,883
Classified	223,645	210,168	661,983	627,359

Total	562,923	545,377	1,702,514	1,660,647
Circulation	133,634	137,628	409,249	419,424
Other	25,656	24,209	82,937	70,408

Total Operating Revenue	722,213	707,214	2,194,700	2,150,479

OPERATING COSTS
Labor and employee benefits	289,575	290,021	896,605	875,170
Newsprint, ink and supplements	95,298	92,022	289,097	277,920
Other operating costs	179,410	169,843	532,482	520,886
Depreciation and amortization	23,912	26,333	76,429	86,163

Total Operating Costs	588,195	578,219	1,794,613	1,760,139

OPERATING INCOME	134,018	128,995	400,087	390,340

OTHER EXPENSE
Interest expense, net of interest income	(12,567)	(16,915)	(39,954)	(51,878)
Interest expense capitalized	1,384	897	3,500	1,241

Interest expense, net	(11,183)	(16,018)	(36,454)	(50,637)
Equity in losses, net of earnings of unconsolidated companies and joint ventures	(5,937)	(3,075)	(21,010)	(19,866)
Minority interest in earnings of consolidated subsidiaries	(2,198)	(2,008)	(6,682)	(7,475)
Other, net	(136)	(470)	(903)	(1,316)

Total Other Expense	(19,454)	(21,571)	(65,049)	(79,294)

Income before income taxes	114,564	107,424	335,038	311,046
Income taxes	37,685	38,275	115,959	114,007

Net Income	$76,879	$69,149	$219,079	$197,039

NET INCOME PER SHARE
Basic	$1.00	$0.86	$2.80	$2.44

Diluted	$0.99	$0.85	$2.76	$2.41

DIVIDENDS DECLARED PER COMMON SHARE	$0.345	$0.320	$0.985	$0.860

AVERAGE SHARES OUTSTANDING
Basic	77,258	80,203	78,253	80,636

Diluted	77,936	81,327	79,354	81,629

Knight Ridder

Business Segment Information

(in thousands of dollars)

	Quarter Ended		Three Quarters Ended
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003
Operating revenue
Newspapers	$692,300	$685,676	$2,111,324	$2,092,537
Online	29,913	21,538	83,376	57,942

	$722,213	$707,214	$2,194,700	$2,150,479

Operating income (loss)
Newspapers	$133,464	$131,707	$406,044	$407,800
Online	10,741	5,358	27,164	10,798
Corporate	(10,187)	(8,070)	(33,121)	(28,258)

	$134,018	$128,995	$400,087	$390,340

Depreciation and amortization
Newspapers	$22,051	$24,301	$70,364	$79,245
Online	838	856	2,506	2,959
Corporate	1,023	1,176	3,559	3,959

	$23,912	$26,333	$76,429	$86,163